UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 6, 2013

ACCENTIA BIOPHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida (State or Other Jurisdiction of Incorporation)	000-51383 (Commission File Number)	04-3639490 (I.R.S. Employer Identification No.)

324 South Hyde Park Avenue, Suite 350
Tampa, Florida 33606
(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 1.01.	Entry into a Material Definitive Agreement.

On June 12, 2013, June 18, 2013, and July 2, 2013, Accentia Biopharmaceuticals, Inc. (the “Company”) issued three separate unsecured promissory notes in the aggregate amount of approximately $45,000 (collectively, the “Promissory Notes”) with Hopkins Capital Group II, LLC (“HCGII”).   HCGII is a shareholder of the Company.  Francis E. O’Donnell, Jr., the Company’s Executive Chairman and shareholder is the manager of HCGII.  The Promissory Notes bear an interest of 4% per annum, with accrued interest payable on the maturity of each of the Promissory Notes.  Each promissory note matures on the thirtieth (30th) day after the date of that promissory note was issued to HCGII.  Such Promissory Notes’ maturity dates have currently been extended through August 31, 2013. The funds are to be used solely for the operations of the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation.

As previously reported, on March 6, 2013, Biovest International, Inc., the Company’s majority owned subsidiary (“Biovest”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (“Biovest Chapter 11”) with the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”).  On April 18, 2013, Biovest filed its First Amended Plan of Reorganization (the “Biovest Amended Plan”), and on June 10, 2013 Biovest filed the First Modification to the First Amended Plan of Reorganization (collectively and as amended and supplemented, the “Biovest Plan”).  On May 31, 2013 and June 10, 2013, the Bankruptcy Court held a confirmation hearing and confirmed the Plan, and on June 28, 2013 entered an Order Confirming Debtor’s First Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”), which approved and confirmed the Plan. On July 9, 2013, the Biovest Plan became effective (“Biovest Effective Date”).

On March 6, 2013, upon filing of the Biovest Chapter 11, an event of default occurred under the Company’s secured note issued to McKesson Corporation in November 2010.  An approximate principal amount of $4.3 million became due on such date.  As a result of this default, a default rate of 10% began accruing under the note and the outstanding principal and accrued interests became immediately due and McKesson Corporation has the right to foreclose upon their lien on certain assets of the Company.

In May 2013, the Company failed to pay various debt obligations that became due (the “Matured Obligations”). The Matured Obligations consist of the following:

•
An aggregate of approximately $5.0 million in principal amount under secured convertible promissory notes payable to PSource Structured Debt Limited, Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC, and Calliope Corporation and LV Administrative Services, Inc. (collectively, “Valens Entities”).  As a result of the default under this obligation, a default rate of 12% will begin accruing under the notes, and Valens Entities have the right to foreclose upon their lien in all assets of the Company.

•
An aggregate of approximately $0.25 million in principal amount under secured convertible debentures payable to certain debenture holders.  As a result of the default under this obligation, the debenture holders have the right to foreclose upon their lien on certain assets of the Company.

In June 2013, the Company failed to pay various interest payments due under the following debt obligations that became due:

•	Approximately $4.0 million in principal amount under secured convertible promissory notes payable to Corps Real, LLC.
•	Approximately $1.5 million in principal amount under secured convertible promissory notes payable to Pabeti, Inc.
•	Approximately $0.125 million in principal amount under secured convertible promissory notes payable to Pabeti II, Inc.

On July 9, 2013, upon the Biovest Effective Date, an event of default occurred under the Company’s secured convertible debentures issued to certain holders in November 2010.  An approximate aggregate principal amount of $6.8 million became due on such date.  As a result of the default under this obligation, the debenture holders have the right to foreclose upon their lien on certain assets of the Company.

As of the date of this Form 8-K, none of the above-mentioned creditors have taken any action to foreclose on any collateral securing the above obligations and have not taken any action to secure a judgment against the Company.

Item 5.02.	Departure of Directors or Certain Officers.

On July 9, 2013, the Company accepted Carlos F. Santos, Ph.D.’s resignation, as the Company’s Chief Science Officer.  Dr. Santos served without a formal employment agreement and accordingly, his resignation will not result in any severance compensation or benefits.  The resignation described above was voluntary and did not result from any disagreement with the Company known to an executive officer of the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01	Other Events.

The Biovest Plan provided for the cancellation of all presently outstanding Biovest common stock, which common stock shall cease to trade or be recognized as an ownership interest in the Company.  All of the Company’s equity interests in Biovest would be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect.  In addition, the Plan provided for the conversion  of virtually all pre-petition debt into new common stock of the reorganized Company, as follows: (i) all outstanding indebtedness due to the Company’s senior secured lenders, Corps Real, LLC and LV Administrative Services, totaling approximately $44.0 million, will be converted into new equity representing ninety-three percent (93%) of the issued and outstanding common stock in the reorganized Company; (ii) approximately $5.5 million of unsecured indebtedness outstanding under the Company's prepetition unsecured debt obligations will be converted and exchanged for new equity representing seven percent (7%) of the issued and outstanding common stock in the reorganized Company.

On May 23, 2013, the Company filed its Emergency Motion to Temporarily Allow Unsecured Claim Solely for Purposes of Accepting or Rejecting the Debtor’s First Amended Plan [Doc. No. 275] (the “Motion”).  Pursuant to the Motion, the Company sought an order from the Bankruptcy Court allowing its Class 8 Unsecured Claim in the amount of approximately $4.55 million solely for purposes of voting to accept or reject the Biovest’s First Amended Plan.  On May 28, 2013, the Bankruptcy Court heard from all parties regarding the Motion and allowed the Company to file its Class 8 Ballot in the amount of $4.55 million, but deferred ruling until the Biovest’s confirmation hearing(s) on whether the Company’s Class 8 Ballot would be allowed for purposes of voting on the Biovest First Amended Plan.

On May 28, 2013, the Company filed with the Bankruptcy Court a Verified Complaint for Declaratory Judgment of Ownership and Inventorship of Certain Patents, Intellectual Property Rights and Contract Rights against the Debtor, as defendant, Adversary Proceeding No: 8-13-ap-00458-KRM (the “Complaint”). In the Complaint, the Company sought a ruling from the Bankruptcy Court establishing the Company’s alleged ownership interest in certain patents, intellectual property and/or contract rights of Biovest described in the Complaint.  On May 31, 2013 and June 10, 2013, the Bankruptcy Court heard testimony from the Company and allowed opportunities for cross-examination.  For the reasons stated orally and recorded in open court at the June 10, 2013 hearing, which shall constitute the decision of the Bankruptcy Court, the Bankruptcy Court denied the Motion and struck the Company’s Class 8 Ballot rejecting the Biovest First Amended Plan.

With respect to the Company’s Objection, the Company objected to Confirmation of the First Amended Plan to the extent that Biovest seeks to sell, transfer, or convey, or to the extent that the Biovest First Amended Plan would divest the Company’s of, ownership of any patents, intellectual property and/or contract rights which are the subject of the Complaint (the “Disputed Ownership Claims”) prior to the Bankruptcy Court making a ruling on the Complaint. At the June 10, 2013 hearing, the parties agreed that the Biovest effective date of the Biovest Plan would not occur until the Complaint was dismissed with prejudice by an order of the Bankruptcy Court or voluntarily dismissed by the Company; provided, however, that Biovest’s senior secured lenders would be entitled, in their sole discretion, to waive this condition and, in such event, the vesting of all Biovest property pursuant to Article 8.4 of the Biovest Plan would be subject to the Disputed Ownership Claims; and provided further, however, that upon the dismissal of the Complaint, with prejudice, by an order of the Bankruptcy Court or the voluntary dismissal by the Company of the Complaint, the vesting of all Biovest property pursuant to Article 8.4 of the Biovest Plan would be free and clear of the Disputed Ownership Claims. In addition, at the June 10, 2013 hearing, the Company requested (without objection) that the Court retain exclusive jurisdiction over the Complaint.

On June 14, 2013, upon extensive, careful review and discussion of the merits of the Company’s claims with outside bankruptcy counsel, the Bankruptcy Court’s rulings and disposition, and the Company’s limited funding, the Company’s independent members of the Board of Directors and senior management decided the only viable option would be to withdraw the Company’s Complaint along with its Disputed Ownership Claims.  The Biovest Plan became effective on July 9, 2013 as previously stated.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Garrison J. Hasara
Garrison J. Hasara, CPA
Acting Chief Executive Officer, Acting Chief Financial Officer

Date:  July 15, 2013